Exhibit 99.1

For Immediate Release: January 27, 2015

Bridge Capital Holdings Reports Financial Results

For the Fourth Quarter and Twelve months Ended

December 31, 2014

Record Annual Earnings of $17.6 Million, Strong Loan Growth, Excellent Credit Quality

Conference Call and Webcast Scheduled for Tuesday, January 27, 2015 at

5:00 p.m. Eastern Time

San Jose, CA – January 27, 2015 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the fourth quarter and twelve months ended December 31, 2014.

The Company reported net income of $4.2 million for the three months ended December 31, 2014, representing a decrease of $1.2 million, or 23%, from $5.4 million for the quarter ended September 30, 2014, and representing a decrease of $833,000, or 17%, from net income of $5.0 million for the same period one year ago.

For the quarter ended December 31, 2014, the Company reported earnings per diluted share of $0.27, compared with $0.35 for the quarter ended September 30, 2014 and $0.33 for the quarter ended December 31, 2013.

The Company reported net income of $17.6 million for the twelve months ended December 31, 2014, representing an increase of $2.9 million, compared to net income of $14.7 million for the same period one year ago. For the twelve months ended December 31, 2014, the Company reported earnings per diluted share of $1.13, compared to $0.97 for the twelve months ended December 31, 2013.

For the quarter ended December 31, 2014, the Company’s return on average assets and return on average equity were 0.94% and 9.00%, respectively, and compared to 1.29% and 12.11%, respectively, for the quarter ended September 30, 2014 and 1.31% and 12.44%, respectively, for the same period in 2013. For the twelve months ended December 31, 2014, the Company’s return on average assets and return on average equity were 1.07% and 10.06%, respectively, and compared to 1.03% and 9.47%, respectively, for the same period in 2013.

“We had another strong quarter of business development, with new client acquisitions helping to drive 30% annualized growth in our loan portfolio,” said Daniel P. Myers, president and chief executive officer of Bridge Bank, N.A. and Bridge Capital Holdings. “However, we had unusually low contributions from a number of our more volatile income streams including loan-related fees, warrant income, and gain on sale of SBA loans. The collective impact of the lower than normal contributions from these areas offset the strong growth we generated in earning assets and lowered our net income for the quarter. We anticipate a more normalized contribution from these areas going forward, which should have a positive impact on our level of profitability.

“Despite the lower than anticipated earnings in the fourth quarter, we still delivered a very strong year of profitable growth. For the full year, we generated 22% growth in total loans, 10% growth in total deposits, 16% growth in earnings per share and 14% growth in book value per share. We were able to generate strong earnings while also making significant investments in personnel and infrastructure to support the continued growth of our franchise. As we continue to grow our revenue, we expect to see more operating leverage from the investments we made in 2014. We are seeing positive business development trends across all of our major lending groups and we anticipate another year of solid balance sheet and earnings growth in 2015,” said Mr. Myers.

Fourth Quarter Highlights

•	Loan growth continued to be strong, particularly in the commercial lending portfolio. Gross loans reached $1.31 billion at December 31, 2014, representing an increase of $91.6 million, or 8%, compared to gross loans of $1.22 billion at September 30, 2014. Average loan balances increased by $35.8 million, or 3%, to $1.22 billion for the fourth quarter of 2014, compared to $1.19 billion for the quarter ending September 30, 2014.

•	Total assets grew to $1.81 billion at December 31, 2014, with loans comprising 72% of the average earning asset mix. Total deposits were $1.55 billion at December 31, 2014, which included demand deposits of $1.07 billion.

•	Allowance for credit losses represented 1.70% of total gross loans and 284.03% of nonperforming loans at December 31, 2014, compared to 1.84% of total gross loans and 268.67% of nonperforming loans at September 30, 2014. There was no provision for credit losses in the fourth quarter of 2014. Net charge-offs were $134,000 for the period ended December 31, 2014, compared to net charge-offs of $1.7 million for the quarter ended September 30, 2014.

•	Nonperforming assets decreased by $499,000 to $7.9 million, or 0.43% of total assets, at December 31, 2014, compared to $8.4 million, or 0.48% of total assets, at September 30, 2014.

•	Total revenue of $21.8 million for the fourth quarter of 2014 represented a decrease of $3.3 million, or 13%, from the prior quarter. Net interest income of $18.9 million for the fourth quarter of 2014 compared to $20.5 million for the third quarter of 2014. Non-interest income of $2.6 million for the fourth quarter of 2014 compared to $4.5 million for the third quarter of 2014.

•	Net interest margin decreased to 4.39% for the quarter ended December 31, 2014, compared to 5.05% for the third quarter of 2014.

•	Capital ratios remained strong and continued to support the Company’s growth. Total Risk-Based Capital Ratio was 13.91%, Tier I Capital Ratio was 12.66%, and Tier I Leverage Ratio was 11.24% at December 31, 2014.

Net Interest Income and Margin

Net interest income of $18.9 million for the quarter ended December 31, 2014 represented a decrease of $1.6 million, or 8%, compared to $20.5 million for the quarter ended September 30, 2014, and an increase of $515,000, or 3%, compared to $18.4 million for the quarter ended December 31, 2013. The decrease in net interest income from the prior quarter was primarily attributable to a decrease in loan related fees of $1.5 million. The increase in net interest income from the same period in the prior year was primarily attributable to an increase in average earning assets as a result of loan growth, partially offset by a lower level of loan related fees. Loan fee amortization for the quarter ended December 31, 2014 was $2.2 million, compared to $3.7 million for the quarter ended September 30, 2014, and $3.6 million for the quarter ended December 31, 2013.

For the twelve months ended December 31, 2014, net interest income of $76.6 million represented an increase of $8.4 million, or 12%, from $68.3 million for the twelve months ended December 31, 2013, and was primarily attributed to an increase in average earning assets as a result of loan growth which was funded by liquidity generated from deposit growth, combined with a decrease in non-performing loans and a slightly higher level of loan related fees. Average earning assets of $1.58 billion for the twelve months ended December 31, 2014 increased $213.6 million, or 16%, compared to $1.37 billion for the same period one year ago. Loan fee amortization for the twelve months ended December 31, 2014 was $12.2 million compared to $11.9 million for the same period ended December 31, 2013.

The Company’s net interest margin for the quarter ended December 31, 2014 was 4.39%, compared to 5.05% for the quarter ended September 30, 2014, and 4.99% for the same period one year earlier. The decrease in net interest margin compared to the quarters ended September 30, 2014 and December 31, 2013 was primarily due to a lower level of loan related fees combined with moderate compression of contractual rates experienced in the loan portfolio, offset in part by an increase in average earning assets. The Company’s loan-to-deposit ratio, a measure of leverage, averaged 79.0% during the three months ended December 31, 2014, compared to an average of 81.7% for the quarter ended September 30, 2014, and an average of 77.5% for the same period of 2013.

The impact on the net interest margin from decreased loan fees for the three months ended December 31, 2014 compared to the prior quarter was 40 basis points. Compared to the same period one year earlier, the impact on the net interest margin from decreased loan fees was 47 basis points. The primary driver for decreased loan fees during the fourth quarter of 2014 was a reduction in the level of transactions that typically accelerate fee amortization in certain segments of the Company’s business.

The impact on the net interest margin from compression of contractual rates experienced in the loan portfolio for the three months ended December 31, 2014 compared to the prior quarter was 32 basis points. Compared to the same period one year earlier, the impact from compression of contractual rates experienced in the loan portfolio was 16 basis points. The weighted average contractual rate on loans, excluding fees, decreased to 4.97% for the fourth quarter of 2014 compared to 5.25% the third quarter of 2014 and 5.31% for the same period one year ago.

The Company’s net interest margin for the twelve months ended December 31, 2014 was 4.83%, compared to 4.98% for the same period one year ago. The decrease in net interest margin from prior year was primarily due to a lower yield on earning assets, including a decrease in loan yields from 6.66% to 6.24%. Loan fees comprised 1.05% of total loan yields in 2014 compared to 1.23% in 2013. The weighted average contractual rate on loans, excluding fees, was 5.19% in 2014 compared to 5.43% in the prior year. The Company’s loan-to-deposit ratio, a measure of leverage, averaged 80.7% during the twelve months ended December 31, 2014, compared with 78.3% for the same period of 2013.

“Fee contribution over time has provided strong and consistent support to the net interest margin and over the past five years our net interest margin has shown remarkable resilience. Loan fees recognized in the fourth quarter represented a three year low in contribution to loan yields,” noted Thomas A. Sa, executive vice president and chief financial officer of Bridge Capital Holdings, “While we have not been immune to the effects of a very competitive environment, we continue to originate credit at rates, excluding fees, that are at premiums to the industry and we expect fees to return to a more significant level of quarterly contribution. One of our priorities for 2015 will be to emphasize choices in executing our business that support the long-term performance of net interest margin.”

Non-Interest Income

The Company’s non-interest income for the quarters ended December 31, 2014, September 30, 2014, and December 31, 2013 was $2.9 million, $4.5 million, and $3.9 million, respectively.

The decreases in non-interest income of $1.7 million and $1.0 million during the fourth quarter of 2014 compared to the third quarter of 2014 and the fourth quarter of 2013, respectively, was primarily attributed to a decrease in gains on sales of SBA loans and warrant income. For the quarter ended December 30, 2014, the Company recorded gains on sales of SBA loans of $165,000, compared to gains on sales of SBA loans of $1.1 million for the period ended September 30, 2014, and $751,000 for the period ended December 31, 2013. The company recognized warrant income during the quarter ended December 31, 2014 of $50,000, compared to $941,000 in the prior quarter, and $785,000 during the same period last year. Service charges on deposits were $1.0 million during the fourth quarter of 2014 compared to $951,000 in the third quarter of 2014, and $954,000 during the same period one year earlier. International fee income increased to $789,000 during the quarter ended December 31, 2014, from $717,000 for the prior quarter, and $763,000 for the same period one year earlier. Additionally, $386,000 in Visa interchange/fee income was recognized during the fourth quarter of 2014, compared to $381,000 during the prior quarter and $268,000 for the same period during the prior year. Finally, the Company recognized $176,000 in SBA loan servicing income during the current quarter, compared to $155,000 during the prior quarter and $102,000 for the same period in 2013.

Non-interest income for the twelve months ended December 31, 2014 and 2013 was $14.1 million and $14.3 million, respectively. The primary drivers for the decrease in non-interest income of $373,000 were lower gains on sales of securities of $799,000, lower gains on sales of OREO of $470,000, and lower gains on sale of SBA loans of $321,000. These decreases were partially offset by increases in Visa interchange/fee income of $520,000 and service charges on deposits of $173,000.

Net interest income and non-interest income comprised total revenue of $21.7 million for the three months ended December 31, 2014, compared to $25.0 million for the three months ended September 30, 2014 and $22.3 million for the same period one year earlier. For the twelve months ended December 31, 2014, total revenue of $90.8 million represented an increase of $8.2 million, or 10%, from $82.6 million for the twelve months ended December 31, 2013.

Non-Interest Expense

Non-interest expense was $14.5 million for the quarter ended December 31, 2014, compared to $14.8 million for the quarter ended September 30, 2014, and $14.0 million for the quarter ended December 31, 2013. Overall, the trend in non-interest expense continues to reflect the Company’s investments in new initiatives and personnel to support future growth.

Salary and benefits expense for the quarter ended December 31, 2014 was $9.5 million, compared to $9.6 million and $9.4 million for the quarters ended September 30, 2014 and December 31, 2013, respectively. For the twelve months ended December 31, 2014, salary and benefits expense was $37.5 million compared to $33.5 million for the same period in 2013. The decrease in salary and benefits expense for the fourth quarter of 2014 compared to the prior quarter was primarily due to a reduction in incentive compensation accruals. The increase in salary and benefits expense from the current quarter compared to the same period in the prior year was primarily due to an increase in headcount and annual salary increases. The increase in salary and benefits expense for 2014 compared to 2013 was primarily related to an increase in headcount to support growth and new initiatives, combined with annual salary increases necessary to remain competitive in the Company’s core markets and increased stock-based compensation due to long-term retention awards. As of December 31, 2014 and September 30, 2014, the Company employed 260 and 250 full-time equivalents (FTE), respectively, compared to 235 FTE at December 31, 2013.

Marketing expense for the quarter ended December 31, 2014 was $670,000, compared to $722,000 and $586,000 for the quarters ended September 30, 2014 and December 31, 2013, respectively. Over the past several years, the Company increased marketing investments to raise the level of its brand visibility. To leverage this increased brand visibility, the Company continues to fund marketing and sales initiatives to accelerate demand for its customized banking solutions.

“Other real estate owned” and loan-related charges were $532,000 for the quarter ended December 31, 2014, compared to $443,000 and $211,000 for the quarters ended September 30, 2014 and December 31, 2013, respectively. The increase in charges from prior quarter and prior year is primarily related to the ongoing resolution of non-performing credits and increased expenses related to the Visa card program that was implemented in 2013.

Regulatory assessments related to FDIC insurance for deposit balances totaled $250,000 for the quarter ended December 31, 2014, compared to $329,000 for the quarter ended September 30, 2014 and $345,000 for the same period one year ago. Regulatory assessments fluctuate depending on asset size and other factors, including credit quality.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 66.66%, 59.12%, and 62.76% for the quarters ended December 31, 2014, September 30, 2014, and December 31, 2013, respectively.

Balance Sheet

Bridge Capital Holdings reported total assets at December 31, 2014 of $1.81 billion, compared to $1.76 billion at September 30, 2014 and $1.60 billion on the same date one year ago. The increase in total assets of $54.0 million, or 3%, from September 30, 2014 was driven by increases in the loan portfolio and investment securities.

The Company reported total gross loans outstanding at December 31, 2014 of $1.31 billion, which represented an increase of $91.6 million, or 8%, over $1.22 billion at September 30, 2014, and an increase of $233.7 million, or 22%, over $1.08 billion at December 31, 2013. The increase in total gross loans from September 30, 2014 was broad-based throughout the portfolio, with the exception of a modest reduction in construction loans. The increase in loans from December 31, 2013 was also broad-based throughout the portfolio, with the most significant growth reflected in the commercial lending portfolio, partially offset by a decrease in factoring and asset-based loans.

The Company’s total deposits were $1.55 billion as of December 31, 2014, which represented an increase of $10.3 million, or 1%, compared to $1.54 billion at September 30, 2014 and an increase of $143.5 million, or 10%, compared to $1.41 billion at December 31, 2013. The increase in deposits from September 30, 2014 was primarily attributable to growth in money market and savings accounts, while the increase in deposits from December 31, 2013 was primarily attributable to growth in non-interest bearing demand deposit accounts and growth in money market and savings accounts.

Demand deposits represented 68.9% of total deposits at December 31, 2014, compared to 69.5% at September 30, 2014 and 68.7% for the same period one year ago. Core deposits represented 97.9% of total deposits at December 31, 2014 and September 30, 2014 and 96.5% at December 31, 2013.

Credit Quality

Nonperforming assets were $7.9 million, or 0.43% of total assets, as of December 31, 2014, compared to $8.4 million, or 0.48% of total assets, as of September 30, 2014, and $15.1 million, or 0.94% of total assets, at December 31, 2013. The nonperforming assets at December 31, 2014 consisted of loans on nonaccrual or 90 days or more past due totaling $7.9 million and OREO valued at $23,000.

Nonperforming loans at December 31, 2014 were comprised of loans with legal contractual balances totaling approximately $11.7 million reduced by $404,000 received in non-accrual interest and impairment charges of $3.4 million which have been charged against the allowance for credit losses.

Nonperforming loans were $7.9 million, or 0.60% of total gross loans, as of December 31, 2014, compared to $8.4 million, or 0.68% of total gross loans, as of September 30, 2014, and $15.1 million, or 1.40% of total gross loans, at December 31, 2013.

The carrying value of OREO was $23,000 as of December 31, 2014 and September 30, 2014, and was $31,000 at December 31, 2013.

The allowance for loan losses was $22.3 million, or 1.70% of total loans, at December 31, 2014, compared to $22.4 million, or 1.84% of total loans, at September 30, 2014, and $21.9 million, or 2.04% of total loans, at December 31, 2013. There was no provision for credit losses during the current quarter or during the same period in the prior year, compared to $1.0 million for the quarter ended September 30, 2014.

The Company charged-off $232,000 in loan balances during the three months ended December 31, 2014, compared to $2.2 million charged-off during the three months ended September 30, 2014, and $850,000 charged-off during the three months ended December 31, 2013.

During the three months ended December 31, 2014, the Company recognized $98,000 in loan recoveries compared to $523,000 and $1.8 million, respectively, in loan recoveries for the three months ended September 30, 2014 and December 31, 2013.

Capital Adequacy

The Company’s capital ratios at December 31, 2014 substantially exceed the regulatory definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 13.91%, a Tier I Risk-Based Capital Ratio of 12.66%, and a Tier I Leverage Ratio of 11.24%. Additionally, the Company’s tangible common equity ratio at December 31, 2014 was 10.31% and book value per common share was $11.72, representing an increase of $0.39, or 3.5%, from $11.33 at September 30, 2014 and an increase of $1.45, or 14.2%, from $10.26 at December 31, 2013.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern time/2:00 p.m. Pacific time to discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 866-235-9918 from the United States, or 412-902-4104 from outside the United States and asking to be joined to the “Bridge Capital Holdings” conference call. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's website at www.bridgebank.com.

A telephone replay will be available through February 4, 2015, by dialing 877-344-7529 from the United States, or 412-317-0088 from outside the United States, and entering access code 10059565. A webcast replay will be available for at least 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Recognized by The Findley Reports as a Super Premium Performing Bank, and designated "Superior" by BauerFinancial and IDC, Bridge Bank is a full-service professional business bank, and preferred SBA lender, founded in the highly competitive climate of Silicon Valley in 2001. From the very beginning, our goal has been to offer small-market and middle-market businesses from across many industries a better way to bank. We provide a surprisingly broad range of financial solutions, enabling us to meet our clients' varied needs across all stages — from inception to IPO and beyond. It's how we go about doing so that differentiates us from our competition. Bridge Bank's product offering includes growth capital, equipment and working capital credit facilities and treasury management solutions, along with a full line of international products and services and financing secured by domestic, government and foreign receivables. Learn more at the new www.bridgebank.com. Follow us on Twitter @BridgeBank.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer and Chief Strategy Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

- Financial Tables Follow –

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands)

	Three months ended			Twelve months ended
	12/31/14	09/30/14	12/31/13	12/31/14	12/31/13

INTEREST INCOME
Loans	$17,549	$19,459	$17,326	$72,247	$64,629
Federal funds sold	109	94	102	365	317
Investment securities	1,779	1,469	1,599	6,243	5,864
Other	-	-	-	1	-
Total interest income	19,437	21,022	19,027	78,856	70,810

INTEREST EXPENSE
Deposits	263	255	369	1,131	1,443
Other	271	273	270	1,081	1,075
Total interest expense	534	528	639	2,212	2,518

Net interest income	18,903	20,494	18,388	76,644	68,292
Provision for credit losses	-	1,000	-	3,000	6,050
Net interest income after provision for credit losses	18,903	19,494	18,388	73,644	62,242

NON-INTEREST INCOME
Service charges on deposit accounts	1,002	951	954	3,847	3,674
International Fee Income	789	717	763	3,067	2,703
Gain on sale of SBA loans	165	1,080	751	2,572	2,682
Other non-interest income	897	1,787	1,428	4,631	5,221
Total non-interest income	2,853	4,535	3,896	14,117	14,280

OPERATING EXPENSES
Salaries and benefits	9,456	9,589	9,435	37,473	33,543
Premises and fixed assets	1,268	1,207	1,073	4,939	4,103
Other	3,778	4,000	3,478	15,645	14,238
Total operating expenses	14,502	14,796	13,986	58,057	51,884

Income before income taxes	7,254	9,233	8,298	29,704	24,638
Income tax expense	3,067	3,802	3,278	12,103	9,927

NET INCOME	$4,187	$5,431	$5,020	$17,601	$14,711

EARNINGS PER SHARE
Basic earnings per share	$0.28	$0.37	$0.35	$1.19	$1.02
Diluted earnings per share	$0.27	$0.35	$0.33	$1.13	$0.97
Average common shares outstanding	14,837,845	14,812,197	14,487,562	14,769,452	14,444,246
Average common and equivalent shares outstanding	15,624,527	15,574,795	15,342,164	15,556,573	15,196,220

PERFORMANCE MEASURES
Return on average assets	0.94%	1.29%	1.31%	1.07%	1.03%
Return on average equity	9.00%	12.11%	12.44%	10.06%	9.47%
Efficiency ratio	66.66%	59.12%	62.76%	63.97%	62.83%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	12/31/14	09/30/14	06/30/14	03/31/14	12/31/13

ASSETS
Cash and due from banks	$21,950	$31,921	$33,796	$30,799	$23,958
Federal funds sold	75,420	146,675	82,635	123,724	162,379
Interest-bearing deposits	326	326	326	326	326
Investment securities	365,165	319,201	295,205	281,527	307,378
Loans:
Commercial	785,360	712,113	664,806	628,190	585,559
SBA	124,180	113,146	116,862	117,967	106,406
Real estate construction	71,673	78,445	70,232	62,360	51,518
Land and land development	15,890	15,659	16,658	13,554	13,572
Real estate other	139,623	134,463	130,000	129,447	122,063
Factoring and asset-based lending	167,518	162,198	176,101	187,319	192,783
Other	7,069	3,720	6,146	5,923	5,730
Loans, gross	1,311,313	1,219,744	1,180,805	1,144,760	1,077,631
Unearned fee income	(5,644)	(4,211)	(3,845)	(4,701)	(4,727)
Allowance for credit losses	(22,305)	(22,439)	(23,116)	(22,665)	(21,944)
Loans, net	1,283,364	1,193,094	1,153,844	1,117,394	1,050,960
Premises and equipment, net	2,504	3,697	3,587	2,850	2,081
Accrued interest receivable	4,989	5,236	4,323	4,390	4,323
Other assets	60,404	59,957	53,457	55,428	52,707
Total assets	$1,814,122	$1,760,107	$1,627,173	$1,616,438	$1,604,112

LIABILITIES
Deposits:
Demand noninterest-bearing	$1,051,357	$1,055,815	$970,941	$981,406	$954,727
Demand interest-bearing	15,492	13,886	8,373	8,404	11,115
Money market and savings	450,873	437,432	410,565	384,364	391,310
Time	31,823	32,065	33,833	41,782	48,940
Total deposits	1,549,545	1,539,198	1,423,712	1,415,956	1,406,092

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	40,000	-	-	-	-
Accrued interest payable	8	7	8	9	10
Other liabilities	19,935	21,870	12,521	15,189	17,736
Total liabilities	1,627,015	1,578,602	1,453,768	1,448,681	1,441,365

SHAREHOLDERS' EQUITY
Common stock	117,321	116,525	114,053	113,081	112,714
Retained earnings	69,547	65,360	59,929	55,662	51,946
Accumulated other comprehensive income /(loss)	239	(380)	(577)	(986)	(1,913)
Total shareholders' equity	187,107	181,505	173,405	167,757	162,747
Total liabilities and shareholders' equity	$1,814,122	$1,760,107	$1,627,173	$1,616,438	$1,604,112

CAPITAL ADEQUACY
Tier I leverage ratio	11.24%	11.69%	11.74%	11.71%	11.61%
Tier I risk-based capital ratio	12.66%	13.12%	12.74%	12.51%	12.70%
Total risk-based capital ratio	13.91%	14.37%	14.00%	13.76%	13.96%
Total equity/ total assets	10.31%	10.31%	10.66%	10.38%	10.15%
Book value per common share	$11.72	$11.33	$10.93	$10.58	$10.26

Outstanding shares	15,970,506	16,026,119	15,868,525	15,854,180	15,859,098

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended December 31,
	2014			2013
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$1,224,241	5.69%	$17,549	$1,024,227	6.71%	$17,326
Federal funds sold	138,322	0.31%	109	143,070	0.28%	102
Investment securities	345,034	2.05%	1,779	293,640	2.16%	1,599
Other	326	0.00%	-	326	0.00%	-
Total interest earning assets	1,707,923	4.52%	19,437	1,461,263	5.17%	19,027

Noninterest-earning assets:
Cash and due from banks	29,469			27,080
All other assets (3)	37,891			28,342
TOTAL	$1,775,283			$1,516,685

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$12,059	0.03%	$1	$9,568	0.04%	$1
Money market and savings	447,015	0.19%	214	405,043	0.30%	304
Time	32,173	0.59%	48	47,020	0.54%	64
Other	19,266	5.58%	271	17,527	6.11%	270
Total interest-bearing liabilities	510,513	0.41%	534	479,158	0.53%	639

Noninterest-bearing liabilities:
Demand deposits	1,059,257			859,254
Accrued expenses and other liabilities	20,949			18,111
Shareholders' equity	184,564			160,162
TOTAL	$1,775,283			$1,516,685

Net interest income and margin		4.39%	$18,903		4.99%	$18,388

(1)	Loan fee amortization of $2.2 million and $3.6 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $22.6 million and $21.6 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended December 31,			Three months ended September 30,
	2014			2014
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$1,224,241	5.69%	$17,549	$1,188,397	6.50%	$19,459
Federal funds sold	138,322	0.31%	109	118,034	0.32%	94
Investment securities	345,034	2.05%	1,779	301,915	1.93%	1,469
Other	326	0.00%	-	326	0.00%	-
Total interest earning assets	1,707,923	4.52%	19,437	1,608,672	5.18%	21,022

Noninterest-earning assets:
Cash and due from banks	29,469			27,473
All other assets (3)	37,891			38,900
TOTAL	$1,775,283			$1,675,045

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$12,059	0.03%	$1	$9,519	0.04%	$1
Money market and savings	447,015	0.19%	214	415,537	0.20%	206
Time	32,173	0.59%	48	32,149	0.59%	48
Other	19,266	5.58%	271	22,092	4.90%	273
Total interest-bearing liabilities	510,513	0.41%	534	479,297	0.44%	528

Noninterest-bearing liabilities:
Demand deposits	1,059,257			997,820
Accrued expenses and other liabilities	20,949			19,981
Shareholders' equity	184,564			177,947
TOTAL	$1,775,283			$1,675,045

Net interest income and margin		4.39%	$18,903		5.05%	$20,494

(1)	Loan fee amortization of $2.2 million and $3.7 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $22.6 million and $23.2 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Twelve months ended December 31,
	2014			2013
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$1,157,345	6.24%	$72,247	$971,129	6.66%	$64,629
Federal funds sold	121,324	0.30%	365	121,983	0.26%	316
Investment securities	306,313	2.04%	6,243	278,239	2.11%	5,864
Other	326	0.61%	2	323	0.31%	1
Total interest earning assets	1,585,308	4.97%	78,857	1,371,674	5.16%	70,810

Noninterest-earning assets:
Cash and due from banks	27,524			26,147
All other assets (3)	35,796			33,510
TOTAL	$1,648,628			$1,431,331

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$9,930	0.03%	$3	$9,849	0.03%	$3
Money market and savings	410,667	0.22%	915	403,906	0.29%	1,179
Time	37,447	0.57%	214	48,496	0.54%	260
Other	21,650	4.99%	1,080	19,116	5.63%	1,076
Total interest-bearing liabilities	479,694	0.46%	2,212	481,367	0.52%	2,518

Noninterest-bearing liabilities:
Demand deposits	975,339			778,219
Accrued expenses and other liabilities	18,601			16,412
Shareholders' equity	174,994			155,333
TOTAL	$1,648,628			$1,431,331

Net interest income and margin		4.83%	$76,645		4.98%	$68,292

(1)	Loan fee amortization of $12.2 million and $11.9 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $22.8 million and $20.6 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)

(Dollars in Thousands)

	12/31/14	09/30/14	06/30/14	03/31/14	12/31/13

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$22,439	$23,116	$22,665	$21,944	$20,969
Provision for credit losses, quarterly	-	1,000	1,500	500	-
Charge-offs, quarterly	(232)	(2,200)	(1,271)	(465)	(850)
Recoveries, quarterly	98	523	222	686	1,825
Balance, end of period	$22,305	$22,439	$23,116	$22,665	$21,944

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$7,853	$8,352	$12,901	$11,835	$15,115
Loans with principal or interest contractually past due 90 days or more and still accruing interest	-	-	-	-	-
Nonperforming loans	7,853	8,352	12,901	11,835	15,115
Other real estate owned	23	23	23	23	31
Nonperforming assets	$7,876	$8,375	$12,924	$11,858	$15,146

Loans restructured and in compliance with modified terms	9,237	10,363	5,502	5,535	5,569
Nonperforming assets and restructured loans	$17,113	$18,738	$18,426	$17,393	$20,715

Nonperforming Loans by Asset Type:
Commercial	$1,267	$2,602	$2,740	$59	$452
SBA	3,589	3,439	1,962	1,746	1,738
Construction	-	-	-	-	-
Land	-	-	-	-	4
Other real estate	2,800	1,868	6,882	7,159	7,290
Factoring and asset-based lending	197	443	1,317	2,871	5,631
Other	-	-	-	-	-
Nonperforming loans	$7,853	$8,352	$12,901	$11,835	$15,115

ASSET QUALITY
Allowance for credit losses / gross loans	1.70%	1.84%	1.96%	1.98%	2.04%
Allowance for credit losses / nonperforming loans	284.03%	268.67%	179.18%	191.51%	145.18%
Nonperforming assets / total assets	0.43%	0.48%	0.79%	0.73%	0.94%
Nonperforming loans / gross loans	0.60%	0.68%	1.09%	1.03%	1.40%
Net quarterly charge-offs / gross loans	0.01%	0.14%	0.09%	-0.02%	-0.09%